Exhibit 99.1

October 19, 2023 08:30 AM Eastern Daylight Time

Air Industries Group Announces CFO Transition

Bay Shore, N.Y.--(BUSINESS WIRE)--Air Industries Group (NYSE American: AIRI) today announced the promotion of Scott Glassman to Chief Financial Officer, Principal Accounting Officer and Secretary of the Company and its subsidiaries. Mr. Glassman, age 46, has served as the Company’s Chief Accounting Officer since 2019.

Mr. Glassman succeeds Michael Recca, age 73, who has served as Chief Financial Officer, Principal Accounting Officer and Secretary of the Company for over 9 years, and has served the Company in various capacities for over 15 years. Mr. Recca will remain with Air Industries focusing on special projects related to the Company’s growth plans in the aerospace sector, while also working with Mr. Glassman to ensure a seamless transition of CFO responsibilities.

Mr. Lou Melluzzo, CEO of Air Industries, commented: “I speak for the whole Air Industries family in saying that we are very pleased to have Scott Glassman become our new CFO; he has earned the promotion in spades. We are also deeply grateful to Mike Recca for his financial leadership all these years; we have relied on both of these men during some trying times and they did not let us down. A good CFO is a CEO’s right hand and I personally can’t be thankful enough for the dedication of both Scott and Mike to the whole Air Industries family. I am pleased that they both are still people I can count on in their new roles.”

Mr. Glassman has been employed by Air Industries in various senior financial positions from 2007 to 2015, and again from 2019 to the present. He holds a Bachelor of Science degree in Accounting from the State University of New York at Albany and has been a CPA licensed in the state of NY since 2002.

ABOUT AIR INDUSTRIES GROUP

Air Industries Group (NYSE American: AIRI) is an integrated manufacturer of precision assemblies and components for leading aerospace and defense prime contractors and original equipment manufacturers. The Company is a Tier 1 supplier to aircraft Original Equipment Manufacturers, a Tier 2 subcontractor to major Tier 1 manufacturers, and a Prime Contractor to the U.S. Department of Defense, and is highly regarded for its expertise in designing and manufacturing parts and assemblies that are vital for flight safety and performance.

Additional information about the Company can be found in its filings with the SEC.

Forward Looking Statements

Certain matters discussed in this press release are 'forward-looking statements' intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. In particular, the Company's statements regarding trends in the marketplace, future revenues, earnings and Adjusted EBITDA, the ability to realize firm backlog and projected backlog, cost cutting measures, potential future results and acquisitions, are examples of such forward-looking statements. The forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, the timing of projects due to variability in size, scope and duration, the inherent discrepancy in actual results from estimates, projections and forecasts made by management, regulatory delays, changes in government funding and budgets, and other factors, including general economic conditions, not within the Company's control. The factors discussed herein and expressed from time to time in the Company's filings with the Securities and Exchange Commission could cause actual results and developments to be materially different from those expressed in or implied by such statements. The forward-looking statements are made only as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

Contact Information

Air Industries Group

Investor Relations

631.328.7078

ir@airindustriesgroup.com